Exhibit 10.1                                                     ANNEX A-1
                         NON-NEGOTIABLE PROMISSORY NOTE


   $2,000,000                                             ________ ___, 1998



     FOR VALUE RECEIVED, Interiors, Inc., a Delaware corporation ("Obligor"), hereby promises to pay to the order of Bentley International, Inc. ("Holder"), the principal sum of TWO MILLION DOLLARS ($2,000,000), together with interest thereon at the rate of eight percent (8%) per annum commencing as of July 7, 1998, without offset or deduction of any kind or nature (whether pertaining to this Note or to any other agreement by or among the parties hereto), in accordance with the following schedule: On July 1, 1999 Obligor shall make a principal payment of $166,666.67 together with accrued interest on the unpaid principal balance of this Note from July 7, 1998, through July 1, 1999, and thereafter, Obligor shall make equal quarterly payments of $166,666.67 commencing October 1, 1999, together with accrued interest on the unpaid principal balance of this Note, until paid in full on April 1, 2002; provided, however, that Obligor shall have the right, but not the obligation, to pay to Holder on or prior to September 30, 1998 the sum of $1,500,000.00 together with all unpaid interest accrued to such date in complete satisfaction of all of Obligor's obligations under this Note.

     If any payment of principal or interest on this Note is due on a Saturday, Sunday or any day which shall be a day on which banking institutions are authorized by federal law to close, such payment shall be made on the next succeeding business day. Interest accrued on the unpaid principal balance of this Note shall be payable on the dates set forth above. Upon the payment in full of all unpaid principal of this Note, all accrued and unpaid interest shall be due and payable forthwith.

     Each payment made pursuant to this Note shall be credited first on interest then due and the remainder on principal; and interest shall thereupon cease to accrue upon the principal so credited. Obligor reserves the right to prepay all or any part of the principal of this Note at any time without penalty so long as any interest then due has been paid in full.

     "Event of Default" shall mean the occurrence or existence of any one or more of the following: (i) failure of Obligor to make any payment of interest or principal on this Note within five (5) business days after the due date (unless cured within five (5) business days after Obligor's receipt of notice of the occurrence thereof (a "Cured Payment Default"), (ii) the failure of Windsor Art, Inc. ("Windsor"), a wholly-owned subsidiary of Obligor, to make any required payment under that certain Consulting Agreement dated _____________, 1998, between Windsor and Lloyd R. Abrams (the "Consulting Agreement") (unless cured, either by Windsor or Obligor as guarantor of Windsor's obligations, within five (5) business days after Obligor's receipt of notice of the occurrence thereof), (iii) if Obligor shall become insolvent or file a petition under any chapter of the United States Bankruptcy Code or a petition to take advantage of any other bankruptcy or insolvency law; (iv) if a custodian, receiver or trustee of all or any part of Obligor's property shall be appointed and not be dismissed within 60 days; (v) if any assignment for the benefit of Obligor's creditors shall be made; (vi) if Obligor admits in writing its inability to pay its debts generally as they become due, (vii) failure of Obligor to make any payment required by Section 8.12(c) of that certain Stock Purchase

Agreement dated July 7, 1998, between Obligor and Holder within five (5) business days of the due date thereof (unless cured by Obligor within five (5) business days after Obligor's receipt of notice of the occurrence thereof), or
(viii) failure of Obligor to pay the $500.00 penalty as hereinafter provided with the payment of any Cured Payment Default.

     Upon the occurrence of any Event of Default (i) the unpaid principal amount of and accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Obligor, (ii) the Interiors Inc., Voting Trust Agreement No. 1 shall terminate, (iii) all monetary compensation due to Lloyd R. Abrams during the term of the Consulting Agreement shall become immediately due and payable and (iv) that certain Noncompetition, Nondisclosure, Nonsolicitation and Intellectual Property Agreement dated of even date herewith between Windsor and Lloyd R. Abrams shall terminate. In the event that there are more than two (2) Cured Payment Defaults under this Note, Obligor shall pay to Holder the sum of $500.00 as a penalty upon the occurrence of each Cured Payment Default occurring subsequent to the second Cured Payment Default. Any notice required to be given to Obligor hereunder must be delivered in accordance with the provisions of Section 11.01 of that certain Stock Purchase Agreement dated as of July 7, 1998 between Obligor and the Shareholder.

     The obligations of Obligor under this Note are secured by that certain Pledge Agreement between Obligor and Holder of even date herewith.

     Principal and interest shall be paid in lawful money of the United States and shall be made at 9719 Conway Road, St. Louis, Missouri 63124, or at such other place as Holder shall have designated to Obligor in writing for such purpose.

     This Note and the indebtedness evidenced hereby shall be subordinate in the manner and to the extent set forth in a Subordination Agreement between Holder and Obligor's senior, secured lender.

     This Note may not be sold, transferred, assigned or pledged or otherwise disposed of by Holder without the prior written consent of Obligor; provided, however, that Holder shall be permitted to pledge its right to receive payments under this Note so long as Holder remains at all times the legal owner of this Note.

     Upon the occurrence of an Event of Default, Obligor agrees to pay, upon demand, all reasonable expenses of Holder incident to the exercise of Holder's rights hereunder, including reasonable attorneys' fees.

     This Note is being delivered and is intended to be performed in the State of Missouri, and shall be governed by and construed and enforced in accordance with the internal laws of the State of Missouri. Each party hereto irrevocably submits to the jurisdiction of the courts of the State of Missouri and the United States District Court for


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

the Eastern District of Missouri for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby and to the laying of venue in any such court. Each party hereto irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                                         INTERIORS, INC.,
                                         a Delaware corporation



                                         By:________________________________
                                                 An Authorized Officer




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